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                                                               Exhibit (a)(5)(V)

[LOGO ARVIN MERITOR]
                                                                       CONTACTS:
                                                                 Media Inquiries
                                                                     Lin Cummins
                                                                  (248) 435-7112
                                                                  (248) 650-8253
                                                  linda.cummins@arvinmeritor.com

                                                              Investor Inquiries
                                                                   Alice McGuire
                                                                  (248) 655-2159
                                                  alice.mcguire@arvinmeritor.com

                                                             Alternate Contacts:
                                                         Dan Katcher/Ellen Barry
                                          Joele Frank, Wilkinson Brimmer Katcher
                                                                  (212) 355-4449

FOR IMMEDIATE RELEASE

                     ArvinMeritor Terminates Offer for Dana

TROY, Mich., (Nov. 23, 2003) - ArvinMeritor, Inc. (NYSE: ARM) today announced that it has terminated its $18.00 per share all cash tender offer to acquire all of the outstanding common shares of Dana Corporation (NYSE: DCN) following Dana's announcement that its board of directors recommends that its shareowners reject ArvinMeritor's increased offer. No Dana shares were purchased by ArvinMeritor pursuant to the offer, and all tendered shares will be returned promptly.

     Larry Yost, chairman and chief executive officer of ArvinMeritor, said, "We are disappointed that the Dana Board is unwilling to sit down with us and has chosen instead to deprive Dana's shareowners of the immediate and substantial value inherent in our $18.00 per share offer. However, as we have previously stated, this was our final offer. Our primary responsibility is to ArvinMeritor's shareowners, and we do not believe it is in their best interests to continue expending valuable corporate resources for an indeterminate period of time. ArvinMeritor believes industry consolidation is necessary
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and inevitable, and we will pursue an organic growth strategy, while examining opportunities for consolidation that enhance value for our shareowners.

     "ArvinMeritor will continue to focus on growth products and on expanding its product portfolio, and remains well-positioned to compete in established and emerging markets around the world. Our strategy will continue to build upon our ability to identify, execute and deliver critical cost efficiencies, while we focus on providing customers with superior technology, products and services they need to remain competitive in a changing industry environment."

     The company reiterated its guidance of $0.25 to $0.30 per diluted share for the first quarter of fiscal year 2004, and its full-year 2004 guidance in the range of $2.20 to $2.40 per diluted share.

     ArvinMeritor, Inc. is a premier $8-billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., the company employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.arvinmeritor.com.

                                     # # #

This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; potential increases in raw material costs; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; competitive product and pricing pressures; the amount of the company's debt; the ability of the company to access capital markets; credit ratings of the company's debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.